Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. ADOPTS STOCK REPURCHASE PROGRAM AND ANNOUNCES REPURCHASE OF COMMON STOCK

SAN ANTONIO, Texas, December 6, 2023 (GLOBE NEWSWIRE) - Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB) (the “Company,” “Rush Enterprises,” “we,” “us,” or “our”) today announced that its Board of Directors approved a new stock repurchase program authorizing the Company to repurchase, from time to time, up to an aggregate of $150 million of its shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and/or Class B Common Stock, par value $0.01 per share (“Class B Common Stock”). The Company also today announced that, concurrently with and as part of the stock repurchase program, it has purchased 1,500,000 shares of Class B Common Stock for an aggregate consideration of $65.3 million from W.M. “Rusty” Rush, the Company’s Chairman of the Board, Chief Executive Officer and President. The transaction was funded with cash on hand. Mr. Rush advised the Company that the shares are being sold, in part, to repay a $40 million personal loan incurred by Mr. Rush with a balance of approximately $37 million that was secured by shares of the Class A Common Stock and Class B Common Stock owned by Mr. Rush as well as for financial diversification and tax planning purposes. The shares repurchased from Mr. Rush represent approximately 16.7% of the total shares of Class B Common Stock beneficially owned by Mr. Rush. After the transaction, Mr. Rush will continue to beneficially own 180,339 shares of Class A Common Stock and 7,493,809 shares of Class B Common Stock. The terms of the transaction were negotiated on behalf of the Company by a committee of independent directors of the Company’s Board of Directors with the assistance of its independent legal and financial advisors, Baker Botts L.L.P. and Houlihan Lokey Capital, Inc.

Steven L. Keller, the Company’s Chief Financial Officer, commented, “We are pleased to announce the approval of this new $150 million stock repurchase program, as well as this $65.3 million repurchase transaction. We believe that our strong balance sheet and cash flow will allow us to continue to invest in our growth strategy while continuing to return capital to shareholders as evidenced by these transactions.”

The new stock repurchase program replaces the Company’s prior $150 million stock repurchase program. As of December 4, 2023, the Company had purchased approximately $150 million worth of shares of its common stock under the prior repurchase program, which was scheduled to expire on December 31, 2023, and was terminated effective December 5, 2023.

Repurchases out of the remaining $84.7 million in availability under the new stock repurchase program will be made at times and in amounts as the Company deems appropriate and may be made through open market transactions at prevailing market prices, privately negotiated transactions or by other means in accordance with federal securities laws. The actual timing, number and value of repurchases under the new stock repurchase program will be determined by management in its discretion and will depend on a number of factors, including market conditions, stock price and other factors. The new stock repurchase program expires on December 31, 2024, and may be suspended or discontinued at any time.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs - from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises’ operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning financial goals and current and projected market conditions, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, future growth rates and margins for certain of our products and services, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, supply chain disruptions, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2022. In addition, the declaration and payment of cash dividends and authorization of future stock repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future stock repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

# # #

2